Exhibit (d)(135)

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

This Amendment dated as of the 18th day of May, 2012 is entered into by and among NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, NORTHERN TRUST INVESTMENTS, INC. (“NTI”) and THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”)(each an “Adviser” and together, the “Advisers).

WHEREAS, the Advisers serve as co-investment advisers to the Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Mid Cap Fund and Multi-Manager Small Cap Fund (each a “Fund” and together, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and the Advisers dated May 5, 2006, as amended.

WHEREAS, the advisers have undertaken to reimburse expenses for the Funds pursuant to an Amended and Restated Expense Reimbursement Agreement dated November 4, 2011 (the “Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1. The first sentence of Section 2 of the Agreement shall be revised to read as follows:

The Advisers shall, from January 1, 2012 to July 31, 2013, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of the compensation paid to each Trustee who is not an officer, director or employee of Northern Trust Corporation or its subsidiaries (“Trustee Fees”), expenses related to third-party consultants engaged by the Board of Trustees of the Funds, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, extraordinary expenses and interest, if any) of each Fund as set forth in Column B of Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth in Column B of Exhibit A (“Column B Expense Limit”).

2. The first sentence of Section 3 of the Agreement shall be revised to read as follows:

The termination date of this Agreement is July 31, 2013 (the “Initial Term”).

3. Except to the extent amended and restated hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended and restated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund
Name: Lloyd A. Wennlund
Title: President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name: Eric Schweitzer
Title: Senior Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Patrick W. Herrington
Name: Patrick W. Herrington
Title: Chief Operating Officer